Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

China Lending Corporation

We hereby consent to the incorporation by reference in the Registration Statement Form F-3 (File No. 333-223465) of China Lending Corporation (the “Company”) of our report dated March 3, 2017, except for Note 4 RECLASSIFICATION and Note 24 EARNINGS PER SHARE, as to which the date is April 30, 2018 with respect to the Company’s consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, which report appears on page F-3 of this Annual Report on Form 20-F of China Lending Corporation for the year then ended December 31, 2017.

New York, New York

April 30, 2018